                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-72676
PRICING SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 30, 2001 AND
PROSPECTUS DATED NOVEMBER 30, 2001)

                                  $300,000,000
                            [TEXTRON FINANCIAL LOGO]
                         TEXTRON FINANCIAL CORPORATION
                          MEDIUM-TERM NOTES, SERIES E
                               2.75% NOTES DUE 2006
                            -----------------------
     We will pay interest on the notes on June 1 and December 1 of each year, beginning December 1, 2003. The notes will mature on June 1, 2006. We may redeem some or all of the notes upon the occurrence of certain tax events at their principal amount plus accrued interest.

     We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules thereof.

     The notes are part of a series of senior debt securities entitled "Medium-Term Notes, Series E" as more fully described in the accompanying prospectus and prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            -----------------------

                                                          PER NOTE     TOTAL
                                                          --------     -----
Public offering price(1)...............................   99.631%   $298,893,000
Underwriting discount..................................    0.450%   $  1,350,000
Proceeds, before expenses, to Textron Financial........   99.181%   $297,543,000

     (1) Plus accrued interest from June 6, 2003, if settlement occurs after that date.

     The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream Banking, societe anonyme or Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about June 6, 2003.

                          Joint Book-Running Managers

BANC ONE CAPITAL MARKETS, INC.                        CREDIT SUISSE FIRST BOSTON

                            -----------------------
                                  Co-Managers

BANC OF AMERICA SECURITIES LLC     FLEET SECURITIES, INC.    WACHOVIA SECURITIES
                            -----------------------
                     Pricing supplement dated June 3, 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
                        PRICING SUPPLEMENT

Consolidated Capitalization of Textron Financial
  Corporation...............................................   PS-4
Use of Proceeds.............................................   PS-4
Description of Notes........................................   PS-5
Underwriting................................................   PS-9
Notice to Canadian Investors................................  PS-10
General Information.........................................  PS-11

                                ---------------

     You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this pricing supplement, the accompanying prospectus supplement and prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

     We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of that exchange. We cannot guarantee that listing will be obtained on that exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Kredietbank S.A. Luxembourg, 43, Boulevard Royal L-2955 Luxembourg, R.C. Luxembourg B 6395 (the "Luxembourg listing agent").

     This pricing supplement and the accompanying prospectus supplement and prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept full responsibility for the accuracy of the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts that we have omitted that make any statement contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus misleading.

     The Luxembourg Stock Exchange takes no responsibility for the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, makes no representation as to their accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus.

     References in this pricing supplement and the accompanying prospectus supplement to "we," "our," "us" and Textron Financial are to Textron Financial Corporation. References in this pricing supplement and the accompanying prospectus supplement and prospectus to "dollars" and "$" are to United States dollars.

     This pricing supplement and the accompanying prospectus supplement and prospectus, together with the documents incorporated in them by reference, will be available free of charge at the office of the Luxembourg listing agent.

     We are offering the notes globally for sale in those jurisdictions where it is lawful to make such offers. The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offering of the notes in some jurisdictions may be restricted by law. Persons who receive this pricing supplement and the accompanying prospectus supplement and prospectus should inform themselves about and observe any such restrictions. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting" beginning on page PS-9.

          CONSOLIDATED CAPITALIZATION OF TEXTRON FINANCIAL CORPORATION

     The following table sets forth our consolidated capitalization at March 31, 2003 and as adjusted for the offering of the notes. You should read the table with our consolidated financial statements and related notes that are incorporated by reference into the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus. All amounts are in thousands of U.S. dollars. Except as described in the footnote below, since March 31, 2003, no material change has occurred in our consolidated capitalization.

                                                                 MARCH 31, 2003
                                                          ----------------------------
                                                          HISTORICAL         ADJUSTED
                                                          ----------        ----------
DEBT
Commercial paper and short-term debt....................  $1,257,261        $  959,743
2.75% Notes due 2006....................................          --           300,000
Other long-term debt(1).................................   4,119,011         4,119,011
                                                          ----------        ----------
          Total debt....................................  $5,376,272        $5,378,754
                                                          ==========        ==========
Textron Financial and Litchfield obligated mandatory
  redeemable preferred securities of trust subsidiary
  holding solely Litchfield junior subordinated
  debentures............................................      26,818            26,818
SHAREHOLDER'S EQUITY
Common stock, $100 par value; 4,000 shares authorized,
  2,500 shares issued and outstanding...................         250               250
Capital surplus.........................................     573,676           573,676
Investment in parent company preferred stock............     (25,000)          (25,000)
Accumulated other comprehensive loss....................      (9,782)           (9,782)
Retained earnings.......................................     467,075           467,075
                                                          ----------        ----------
          Total shareholder's equity....................  $1,006,219        $1,006,219
                                                          ==========        ==========

---------------

(1) As of May 31, 2003, the outstanding face amount of our long-term debt outstanding was $4.3 billion.

                                   USE OF PROCEEDS

     We will receive from the offering of the notes net proceeds before expenses of $297,543,000. We estimate expenses to be approximately $25,000. We will use the net proceeds to repay outstanding commercial paper balances. Our outstanding commercial paper, as of May 31, 2003, had a weighted average yield of 1.42% and a weighted average maturity of 42 days.

                              DESCRIPTION OF NOTES

GENERAL

     The following is a description of the particular terms of the notes that we are offering. The notes are part of a series of senior debt securities entitled "Medium-Term Notes, Series E" as more fully described in the accompanying prospectus supplement and prospectus. This pricing supplement supplements the accompanying prospectus and prospectus supplement and supercedes the information in such prospectus and prospectus supplement to the extent it contains information that is different from the information in the accompanying prospectus and prospectus supplement.

     As further described in the accompanying prospectus supplement, the notes will be issued as part of the series of senior debt securities entitled "Medium-Term Notes, Series E" pursuant to an indenture dated as of December 9, 1999, which is more fully described in the accompanying prospectus supplement and prospectus. The notes will initially be issued in an aggregate principal amount of $300,000,000, subject to our ability to issue additional notes as described below.

     The notes will mature on June 1, 2006. The notes will be redeemable at any time prior to their maturity upon the occurrence of certain events involving U.S. taxation.

     The notes will bear interest from June 6, 2003 at an annual rate of 2.75%. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest is payable on each June 1 and December 1, commencing December 1, 2003, to the persons in whose names the notes are registered at the close of business on the May 15 or November 15 prior to the relevant interest payment date. However, interest that we pay at maturity or earlier redemption will be payable to the person to whom the principal will be payable.

     If any interest payment date or the maturity date or date of earlier redemption for the notes falls on a day that is not a business day, payment of principal and interest with respect to the notes will be paid on the next succeeding business day with the same force and effect as if made on that date and no interest on the payment will accrue from and after that date. The term "business day," as used in this pricing supplement, means any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

     Application has been made to list the notes on the Luxembourg Stock
Exchange.

FURTHER ISSUES

     We may from time to time, without notice to, or the consent of, the holders of the notes, create and issue additional notes ranking pari passu with the notes in all respects or in all respects except for (1) the payment of interest accruing prior to the issue date of the additional notes and (2) the first payment of interest following the issue date of the additional notes. As a result, we may consolidate the additional notes, having the same terms as to status, redemption or otherwise as the notes and the same CUSIP and ISIN number and Common Code. In the event that we issue additional notes, we will prepare a new pricing supplement and make a new application to list those securities on the Luxembourg Stock Exchange.

PAYMENT OF ADDITIONAL AMOUNTS

     We will, subject to certain exceptions and limitations set forth below, pay to the holder of any note who is a United States alien (as defined below) such additional amounts as may be necessary so that the net amounts of the principal and interest on the notes receivable by a United States alien after withholding or deduction of any such tax, assessment or governmental charge imposed upon such holder who is a United States alien by reason of the making of a payment on the notes by the United States or any other political subdivision or taxing authority thereof or therein will equal the amounts of principal and any interest which would have been receivable on a note if there were no such withholding or deduction of tax, assessment or governmental charge. We will not pay any additional amounts, however, with respect to:

          (1) any tax, assessment or other governmental charge which would not have been so imposed but for (a) the existence of any present or former connection between the holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, the holder, if the holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident of the United States or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having or having had a permanent establishment in the United States, or (b) the holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company for United States federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

          (2) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of the note for payment on a date more than 10 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (3) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

          (4) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of or any interest on any note;

          (5) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a note who actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or is a bank that acquired a note in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

          (6) any tax, assessment or other governmental charge imposed as a result of the failure to comply with certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding);

          (7) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, or any interest on any note, if the payment can be made without such withholding by at least one other paying agent; or

          (8) any combination of items (1), (2), (3), (4), (5), (6) or (7).

     Furthermore, we will pay no additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note if a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the notes.

     Except as specifically provided under this heading and below under "-- Redemption for Tax Reasons," we will not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     The term "United States alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

REDEMPTION FOR TAX REASONS

     We can redeem the notes before their maturity, in whole but not in part, if, at any time after the date of issuance of the notes, as a result of:

     - any amendment to, or change in, the laws, including any regulations or rulings promulgated thereunder, of the United States or any political subdivision or taxing authority; or

     - any change in, or amendment to, the application or official interpretation of such laws, regulations or rulings including any proposals for change, amendment or application or interpretation of such laws, regulations or rulings;

where the amendment or change becomes effective after the date of this pricing supplement, or which proposal is made after such date, or as a result of any action taken by any taxing authority of the United States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to us, we become, or will become, obligated to pay any additional amounts as provided above under "-- Payments of Additional Amounts" (a "tax event") in respect of the notes.

     Before we can redeem the notes, we must deliver to the trustee at least 45 days prior to the date fixed for redemption:

     - a written notice stating that the notes are to be redeemed, specifying the redemption date and other pertinent information; and

     - an opinion of independent legal counsel to the effect that, as a result of a tax event, we have or will become obligated to pay any additional amounts in respect of the notes.

     We will give you at least 30 days', but not more than 60 days', notice before any redemption of your notes. On the redemption date, we will pay you 100% of the principal amount of your note, plus any accrued and unpaid interest, including any additional amounts, to the redemption date.

PRESCRIPTION

     Any money that we deposit with the trustee or any paying agent for the payment of principal or any interest on any note that remains unclaimed for two years after the date upon which the principal and interest are due and payable, will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of a note will be able to seek any payment to which that holder may be entitled to collect only from us.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will be issued in one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. We will not issue notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository (the "Depository Participants"). Investors may elect to hold interests in the global securities through either the

Depository (in the United States), or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants of those systems, or, indirectly, through organizations that are participants in those systems.

     A description of the Depositary, Clearstream, Luxembourg and Euroclear and their procedures can be found in the accompanying prospectus supplement under "Description of the Notes -- Book-Entry System."

                                  UNDERWRITING

     We intend to offer the notes through the underwriters. Banc One Capital Markets, Inc. and Credit Suisse First Boston LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a terms agreement dated June 3, 2003 between us and the underwriters, which supplements the distribution agreement dated June 28, 2000, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

                                                               PRINCIPAL
UNDERWRITER                                                      AMOUNT
-----------                                                    ---------
Banc One Capital Markets, Inc. .............................  $105,000,000
Credit Suisse First Boston LLC .............................   105,000,000
Banc of America Securities LLC .............................    30,000,000
Fleet Securities, Inc. .....................................    30,000,000
Wachovia Securities, LLC ...................................    30,000,000
                                                              ------------
Total.......................................................  $300,000,000
                                                              ============

     The underwriters have agreed to purchase all of the notes sold pursuant to the terms agreement if any of these notes are purchased. If an underwriter defaults, the terms agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the terms agreement may be terminated.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the terms agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     The expenses of the offering, not including the underwriting discount, are estimated to be $25,000 and are payable by us.

     The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Although application has been made to list the notes on the Luxembourg Stock Exchange, we cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

     Each underwriter severally represents and agrees that (1) it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances which section 21(1) of the FSMA does not apply to Textron Financial; and (3) it has complied with and will comply with all applicable provisions of the

FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     The notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this pricing supplement and the accompanying prospectus supplement and prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this pricing supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     Banc One Capital Markets, Inc. and Credit Suisse First Boston LLC will make notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc One Capital Markets, Inc. and Credit Suisse First Boston LLC and their respective customers and is not a party to any transactions. Market Axess Inc. will not function as an underwriter or agent of Textron Financial, nor will Market Axess Inc. act as a broker for any customer of Banc One Capital Markets, Inc. or Credit Suisse First Boston LLC. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc One Capital Markets, Inc. and Credit Suisse First Boston LLC based on transactions each underwriter conducts through the system. Banc One Capital Markets, Inc. and Credit Suisse First Boston LLC will make notes available to their respective customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received customary fees and commissions for these transactions.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

     By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the underwriter from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

     - where required by law, that the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under "-- Resale Restrictions."

RIGHTS OF ACTION -- ONTARIO PURCHASERS ONLY

     Under Ontario securities legislation, a purchaser who purchases a note offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this pricing supplement, prospectus supplement and prospectus together contain a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                              GENERAL INFORMATION

LISTING

     Application has been made to list the notes on the Luxembourg Stock Exchange. Our Restated Certificate of Incorporation and the legal notice relating to the issue of the notes will be deposited prior to the listing with the Registrar of the District Court in Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG), where such documents are available for inspection and where copies may be obtained on request, free of charge. As long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, an agent for making payments on the notes will be maintained in Luxembourg.

MANAGEMENT OF TEXTRON FINANCIAL CORPORATION

     Our corporate headquarters are located at 40 Westminster Street, Providence, Rhode Island, 02940, USA. The following people comprise the management of Textron Financial Corporation: Stephen A. Giliotti, Chairman and Chief Executive Officer; Buell J. Carter, Jr., President and Chief Operating Officer; Thomas J. Cullen, Executive Vice President and Chief Financial Officer;
O. Lewis Humphrey, Executive Vice President and Chief Credit Officer; Elizabeth
C. Perkins, Executive Vice President, General Counsel and Secretary; David A. Raspallo, Executive Vice President and Chief Information Officer; Robert M. Powers, Executive Vice President, Human Resources; John W. Mayers, Jr., Executive Vice President, Operations/Six Sigma; Steven B. Jaffee, Executive Vice President, Mergers and Acquisitions; Jerry W. Britton, President, Distribution Finance Group; Richard H. Mitterling, President, Resort Finance Group; Peter N. James, President, Captive Finance Group; and John F. Carey, President, Services Group and Chief Marketing Officer.

CONSENTS

     We have obtained all material consents, approvals and authorizations in connection with the issue of the notes. The issue of the notes was authorized by resolutions of our Board of Directors passed on October 16, 2001 and January 2, 2002.

INCORPORATION BY REFERENCE

     The information indicated under the section "Where You Can Find More Information" in the accompanying prospectus, which includes the audited consolidated financial statements of Textron Financial Corporation as of, and for the fiscal years ended, December 28, 2002 and December 29, 2001, and unaudited consolidated financial statements as of, and for the three months ended March 31, 2003, is incorporated by reference into this prospectus supplement and is available, free of charge, at the specified office of the Luxembourg listing agent as set forth below under "-- Documents."

DOCUMENTS

     Interested persons may inspect copies of the following documents, as well as any other agreement referenced in this pricing supplement and accompanying prospectus supplement and prospectus, at the specified office of the listing agent in Luxembourg:

     - our Restated Certificate of Incorporation;

     - the terms agreement and distribution agreement relating to the notes; and

     - the indenture.

     In addition to information available as indicated under the section "Where You Can Find More Information" in the accompanying prospectus, copies of our most recent consolidated financial statements for the preceding financial year, and any interim quarterly financial statements published, will be available, free of charge, at the specified office of the listing agent in Luxembourg for so long as the notes are listed on the Luxembourg Stock Exchange. Textron Financial publishes only consolidated financial statements.

     The listing agent in Luxembourg will act as intermediary between Textron Financial, the noteholders and the Luxembourg Stock Exchange.

     Other than as described in this pricing supplement and the accompanying prospectus supplement and prospectus (including the documents incorporated by reference), there has been no material adverse change in our financial position since December 28, 2002.

CLEARING SYSTEMS

     The notes have been accepted for clearance through the facilities of The Depository Trust Company, Clearstream, Luxembourg and Euroclear. Relevant trading information is set forth below.

        ISIN             COMMON CODE           CUSIP
        ----             -----------           -----
    US88319QF731          017032194          88319QF73

NOTICES

     All notices will be deemed to have been given upon (i) the mailing by first class mail, postage prepaid, of the notices to holders of the notes at their registered addresses as recorded in the register; and (ii) so long as the notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of the notice to the holders of the notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT) or, if that publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, that is published each business day in morning editions, whether or not published in Saturday, Sunday or holiday editions.

     We will provide notice to holders of any redemption of notes no less than 30 days and no more than 60 days prior to such redemption.

LITIGATION

     A number of legal proceedings and claims are pending or have been asserted against us, some of which may be covered by third parties, including insurance companies. We believe that the final outcome of such proceedings and claims will not have a material adverse effect on our earnings, cash flow or financial position.

GOVERNING LAW AND JURISDICTION

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

     Any New York State or United States federal court sitting in The City of New York or in the Borough of Manhattan shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with the notes.

                      [This page intentionally left blank]

              REGISTERED OFFICES OF TEXTRON FINANCIAL CORPORATION

                             40 Westminster Street
                         Providence, Rhode Island 02940
                                 United States

            LEGAL AND TAX ADVISORS TO TEXTRON FINANCIAL CORPORATION

                             Edwards & Angell, LLP
                              2800 Financial Plaza
                         Providence, Rhode Island 02903
                                 United States

                                    AUDITORS

                               Ernst & Young LLP
                              200 Clarendon Street
                                Boston, MA 02116
                                 United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                         Sidley Austin Brown & Wood LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                 United States

                                 LISTING AGENT

                          Kredietbank S.A. Luxembourg
                              43, Boulevard Royal
                               L-2955 Luxembourg

                                    TRUSTEE

                                 Suntrust Bank
                            Corporate Trust Division
                           25 Park Place, 24th Floor
                             Atlanta, Georgia 30303
                                 United States

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                                  $300,000,000

                                 [TEXTRON LOGO]

                         TEXTRON FINANCIAL CORPORATION

                          MEDIUM-TERM NOTES, SERIES E
                              2.75% NOTES DUE 2006

                   ------------------------------------------
                               PRICING SUPPLEMENT

                   ------------------------------------------

                          Joint Book-Running Managers

                         BANC ONE CAPITAL MARKETS, INC.
                           CREDIT SUISSE FIRST BOSTON


                            -----------------------

                                  Co-Managers

                         BANC OF AMERICA SECURITIES LLC
                             FLEET SECURITIES, INC.
                              WACHOVIA SECURITIES

                                  JUNE 3, 2003

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